Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

(212) 310-8007

September 12, 2008

Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

Ladies and Gentlemen:

We have acted as counsel to Ceridian Corporation, a Delaware corporation (the “Company”), the guarantors listed on Schedule A hereto organized under the laws of the State of Delaware (the “Delaware Guarantors”) and the Guarantors listed on Schedule A hereto not organized under the laws of the State of Delaware (the “Non-Delaware Guarantors”) and together with the Delaware Guarantors, the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, File No. 333-152649 (as amended, the “Registration Statement”), with respect to $825,000,000 aggregate principal amount of 11¼% Senior Notes due 2015 (the “Senior Cash-Pay Notes”) and $475,000,000 aggregate principal amount of 12¼%/13% Senior Toggle Notes due 2015 (the “Senior Toggle Notes” and, together with the Senior Cash-Pay Notes, the “Notes”) of the Company to be issued under an Indenture, dated as of November 9, 2007 (including all amendments or supplements thereto, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes will be unconditionally guaranteed on a senior basis by each of the Guarantors pursuant to guarantees contained in the Indenture (the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Notes set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In addition, we have assumed (i) the valid existence of each of the Non-Delaware Guarantors (ii) that the Non-Delaware Guarantors have the requisite corporate power and authority to enter into the Guarantees, (iii) that the execution, delivery and performance of the Guarantees by the

Non-Delaware Guarantors have been duly authorized by all necessary corporate action on the part of such Non-Delaware Guarantors and (iv) that the Notes will be executed and delivered substantially in the form examined by us.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The execution, delivery and performance of the Notes by the Company have been duly authorized by all necessary corporate action on the part of the Company. The Notes, when duly and validly executed and delivered by the Company in accordance with the terms of the Indenture (assuming due authentication and delivery of the Notes by the Trustee in accordance with the terms of the Indenture) and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The execution, delivery and performance of the Guarantees by each of the Delaware Guarantors have been duly authorized by all necessary corporate action on the part of such Delaware Guarantor. When the Notes relating to such Guarantees have been duly and validly executed and delivered by the Company in accordance with the terms of the Indenture (assuming due authentication and delivery of the Notes by the Trustee in accordance with the terms of the Indenture) and as contemplated by the Registration Statement, the Guarantees will constitute the legal, valid and binding obligations of each of the Delaware Guarantors, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Schedule A

Guarantor	Jurisdiction of Incorporation
ABR Information Services, Inc.	Florida

ABR Properties, Inc.	Florida

Ceridian Benefits Services, Inc.	Florida

Ceridian Canada Holdings, Inc.	Delaware

Ceridian Recruiting Solutions, Inc.	Delaware

Ceridian Retirement Plan Services, Inc.	California

Ceridian Tax Service, Inc.	Delaware

Comdata Network, Inc.	Maryland

Comdata Network, Inc. of Australia	Tennessee

Comdata Network, Inc. of California	California

Comdata Processing Systems, Inc.	Delaware

Comdata Stored Value Solutions, Inc.	Delaware

Comdata Telecommunications Services, Inc.	Delaware

FTB Insurance Agency, Inc.	Minnesota

Intertax, Inc.	Minnesota